UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

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April 30, 2013

Dear Fellow Shareholders:

At the upcoming Annual Meeting scheduled for May 17, 2013 you have a very important decision to make.  You need to choose between supporting Transocean’s current Board and its clearly articulated strategy to create significant long-term shareholder value and Carl Icahn’s hand-picked nominees and their plan to extract an unsustainable dividend that the company believes would destroy value by preventing it from making the investments necessary to secure its future prosperity.

Your current Board, along with management, have developed and are overseeing a carefully considered strategy designed to deliver strong shareholder returns by paying a dividend higher than that of nearly all of its peers, while still retaining flexibility to continue to invest in the high-return assets that an offshore drilling company needs in order to compete effectively, thereby continuing to deliver increased value to our shareholders over the long term.  By contrast, Icahn’s nominees are committed to what we consider to be a “take the money and run” strategy that, in the not-so-distant future, could cripple your company from competing effectively and delivering superior value to shareholders.

We urge you to protect the value of your Transocean investment by voting FOR all of the Board’s recommendations at the upcoming AGM, particularly: the Board’s $2.24 per share dividend proposal (Proposal 3B1); the election of the five Directors nominated by Transocean’s Board (Proposals 6A — 6E); and the re-adoption of Board authority to issue shares out of authorized share capital (Proposal 4).

Please sign, date and return the enclosed WHITE proxy card today with your vote in favor of the Board’s recommendations.  You may also be able to vote on-line—please simply follow the instructions on your WHITE proxy card.

OUR STRATEGY:

 STAY AHEAD OF THE COMPETITION

DELIVER SUPERIOR RETURNS TO SHAREHOLDERS

Throughout its history, Transocean management and its Board have remained committed to creating shareholder value by leveraging the competitive advantage afforded by operating an industry-leading offshore drilling fleet.  We have been successful in this regard and are working diligently and with urgency to ensure the sustainability of the significant operational improvements achieved in 2012 and to continue to execute our balanced capital allocation strategy. In the context of unprecedented challenges related to the April 2010 Macondo incident, Transocean has made significant progress towards its strategic and operational objectives, including:

•                  Materially improving revenue efficiency and utilization, resulting in increased operating cash flow;

•                  Continuing to execute our asset strategy - over the past two years we added five new, high-specification rigs, divested 19 non-core rigs in single-asset transactions, and sold 38 low-specification rigs  in a large-scale transaction;

•                  Significantly reducing Macondo-related litigation uncertainties through our partial settlement with the U.S. Department of Justice earlier this year; and

•                  Continuous renewal of the Board through the addition of six new, independent members within the last two years. This renewal continues with the Board’s nomination of Frederico Curado.

Transocean is positioned to build upon these recent successes to maximize long-term value for all our shareholders, and we need your support to ensure that we continue to make progress.

ONLY A WORLD-CLASS BOARD CAN LEAD A WORLD-CLASS COMPANY

An important component of Transocean’s approach to corporate governance is to regularly infuse fresh perspectives into an experienced and knowledgeable Board.  This is clearly illustrated by the fact that six of our 12 independent directors have been added to the Board in the last two years.  In order to achieve this pace of renewal without compromising Board effectiveness, each director candidate is carefully vetted through a process requiring many months of work.  Among other characteristics, we seek out individuals who exhibit the following:

•                  Demonstrated independence, both under NYSE standards and in being free from any prior commitments or influences that might undermine their ability to think independently and serve the best interests of our company and  all shareholders;

•                  The highest professional and personal integrity, ethics and values;

•                  Reasoned and tested judgment, deep experience and professional accomplishment in their careers before joining our board;

•                  Specific skills, backgrounds and experience  directly relevant to Transocean’s business; and

•                  A commitment to invest significant time and effort to understand the company’s worldwide business, including our customers, assets, finances, operations and, importantly, our diverse global workforce.

We are diligent in our search and only after a rigorous, months-long process of careful evaluation of director candidates does our Corporate Governance Committee and Board recommend nominees to our shareholders. In stark contrast, Mr. Icahn has invested minimal time, effort and analysis to recruit his nominees, instead choosing to put forth his longtime allies without consideration of relevant experience, independence from his agenda and history of achievement that you, our shareholders, deserve in your leadership team. Here are a few of the facts:

•                  Mr. Icahn has nominated Samuel Merksamer, his 32-year old employee who has, in our view, very little real-world experience and no operating experience and only a history of serving on the Boards — currently five — of companies affiliated with Mr. Icahn that we believe are not comparable to Transocean in many ways;

•                  Mr. Icahn has nominated Jose Maria Alapont, the former CEO and a current Director of an automotive supplier based in the U.S. with a market capitalization of roughly $700 million(1), which has generated a negative 75 percent total shareholder return(2) under his leadership;

•                  During his contentious takeover of U.S.-based refiner CVR, Mr. Icahn said that nominee John Lipinski was “trying to fool shareholders,” was a CEO with “dismal” performance, and that CVR was being mismanaged.

In our view, these facts are startling and should be of great concern to our shareholders, particularly given the complexity of Transocean’s business, the cyclicality of the offshore drilling industry, and in the context of the unique uncertainties that the company currently faces.   If Mr. Icahn had proposed a qualified slate that we felt would provide an independent perspective, possessed a relevant expertise or skill set, and otherwise met Transocean’s stringent criteria, we may have endorsed his nomination. Instead, we believe Mr. Icahn has proposed an unqualified group of nominees ill-equipped to respond effectively to the challenges regularly encountered by a multi-national, asset-intensive, multi-billion dollar company.  We believe that Mr. Icahn’s nominees are loyal to him alone and are committed to following his misguided agenda.

For all of these reasons, Transocean strongly disagrees with ISS’s decision to reject only one of Icahn’s three nominees, Mr. Lipinski. Transocean does not believe that Mr. Icahn or his nominees have offered a plan or strategy for the company other than the extraction of an unsustainable dividend that the company believes would be detrimental to shareholder value, and which ISS has sensibly rejected. As with several other situations where ISS has supported dissident slates only to have them defeated by shareholders, we are confident that our shareholders will exercise independent judgment regardless of ISS’s position, and we urge them to decisively defeat Mr. Icahn’s nominees who advocate a capital return proposal that ISS itself believes is misguided.

The independence of our Directors and the continuous infusion of fresh perspectives provide us with a very dynamic, objective and open-minded Board that takes decisions it believes are in the best interest of all our shareholders.  Further, we believe that every Board functions best when ongoing renewal is balanced with appropriate continuity - Board members possessing strong institutional knowledge of Transocean and the industry, without which the company may lose the benefit of “lessons learned” garnered during these Directors’ time on the Board.

We believe in having all issues considered openly and debated robustly among a dynamic Board that has a singular focus on maximizing long-term shareholder value and protecting the interests of all our shareholders. The longer-serving nominees who are up for re-election — including Thomas W. Cason, Robert M. Sprague and J. Michael Talbert — have worked closely with current management to develop and implement the strategic goals against which the company is successfully executing. They have also stood up to difficult conditions in this cyclical industry, including Macondo, while acting as good stewards of capital focused on maximizing shareholder returns.

(1)  As of April 26, 2013

(2)  Based on Capital IQ Dividend-Adjusted Total Return for the period April 23, 2008 (relisting date) to April 19, 2013. There may have been factors that contributed to the negative 75% shareholder return other than Mr. Alapont’s leadership

ICAHN’S MISGUIDED, SHORT-TERM AGENDA

COULD HARM THE VALUE OF YOUR INVESTMENT, BASED ON

OUR EXTENSIVE EXPERIENCE IN THE OFFSHORE DRILLING INDUSTRY

Mr. Icahn’s proposals continue to highlight what we believe is a misguided, self-serving and short-term agenda that in our view threatens the company’s ability to operate successfully and generate sustainable shareholder value over the long-term. In our view, his proposals ignore the cyclical and capital-intensive nature of the offshore drilling industry and are contradictory to Transocean’s strategy of maximizing long-term shareholder value through operational excellence and a responsible, balanced allocation of capital. We remind you that:

•                  Mr. Icahn’s dividend proposal is in direct conflict with Transocean’s disciplined capital allocation strategy and we believe it would adversely affect the company’s ability to operate and compete effectively in a cyclical and capital-intensive industry.

•                  In our view, Mr. Icahn’s misguided agenda highlights his lack of drilling industry expertise. We believe his superficial analysis is evidenced by his demand for an unreasonable 85% net income payout ratio, which ignores the dynamics of the cyclical offshore drilling industry and fails to recognize that long-term shareholder value is maximized by having the financial flexibility necessary to make disciplined, high-return investments in the fleet and deliver a sustainable return of capital to shareholders. Transocean’s proposed dividend is well in excess of the average implied dividend yields and payout ratios of other offshore drillers and broader oilfield services companies.

•                  We believe the favorable ISS recommendation for Transocean’s proposed $2.24 per share dividend and against Mr. Icahn’s misguided dividend proposal, reaffirms our prudent, balanced approach to value creation. The recommendation underscores that Mr. Icahn lacks an understanding of the cyclical and capital-intensive nature of the offshore drilling industry and of the remaining litigation uncertainties that the company currently faces.

•                  In our view Mr. Icahn’s Board nominees would bring no value to the company and highlight his lack of understanding of what is needed to lead a world-class offshore drilling company. We believe his nominees are captive to Mr. Icahn through current and past associations and were handpicked to pursue his misguided agenda; and that among other weaknesses, they have limited international experience with the company’s key growth markets; generally lack financial and corporate structuring experience; have rarely worked in a service-oriented or capital-intensive industry; possess limited experience with the specialized operator-contractor business model; and have little apparent experience with complex international tax treaties and networks.

CONTINUE YOUR BOARD’S PROGRESS BY VOTING THE COMPANY’S

WHITE PROXY CARD TODAY

We are seeking your vote FOR the company’s proposed $2.24 per share dividend (Proposal 3B1), which represents one of the industry’s highest implied payout ratios and dividend yields, and increases may be appropriate once uncertainties diminish. In the context of a cyclical and capital-intensive industry, we believe the unique uncertainties associated with the remaining litigation faced by the company dictate that Transocean must maintain a prudent level of financial flexibility. In our view, Mr. Icahn’s ill-conceived and unrealistic, and inappropriate dividend proposal fails to recognize the nature of the offshore drilling industry.

We are also seeking your vote FOR the five highly qualified Transocean Director nominees: Frederico F. Curado, Thomas W. Cason, Steven L. Newman, Robert M. Sprague and J. Michael Talbert (Proposals 6A — 6E).  Our nominees have deep, relevant expertise and a history of achievement.   Conversely, we believe Mr. Icahn’s unqualified nominees emphasize his lack of familiarity with the industry and make apparent his disregard for the company’s long-term future.

In order to provide the company with additional flexibility, we also urge you to vote FOR the Board’s proposal that its authority to issue shares out of the company’s authorized share capital be renewed for an additional two-year period (Proposal 4).  The Board’s current authority will expire on May 13, 2013. While the Board currently has no plans to issue shares under this authorization, extending this authority provides the company with additional flexibility to pursue value-enhancing opportunities in accordance with its disciplined capital allocation strategy.

On behalf of Transocean’s Board and management team, we thank you for your continued support.

Sincerely,

J. Michael Talbert	Steven L. Newman
Chairman	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT!

Please take a moment of your time to vote your shares TODAY.

Simply follow the easy instructions on the enclosed WHITE proxy card or WHITE voting instruction form to make sure your shares are represented at the AGM.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
1-877-456-3507 (toll-free from the US and Canada)
+1 412-232-3651 (from other countries)

Shareholders in the EU may also call Lake Isle M&A Incorporated, Innisfree’s UK subsidiary, free-phone at 00 800 7710 9970, or direct at +44 20 7710 9960.

Again, we remind you NOT to return any Gold proxy card you may receive from Mr. Icahn.

Forward Looking Statements

Statements included in this letter, including, but not limited to, those regarding the proposed dividend, the company’s capital allocation strategy, value-creating objectives and sustainability of potential future distributions, that are not historical facts, are forward-looking statements that involve certain assumptions and uncertainties. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, shareholder approval, market conditions, Transocean’s results of operations, the effect and results of litigation, assessments and contingencies, and other factors detailed in “Risk Factors” in the company’s most recently filed Annual Report on Form 10-K, and elsewhere in Transocean’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those expressed or implied by such forward-looking statements. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

This letter or referenced documents does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean Ltd. and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean Ltd.